Exhibit 99.01
Green Dot to Acquire Loopt
Loopt is a pioneer in mobile user interface design, real-time location-based mobile rewards marketing, and geo-location application technology

MONROVIA, Calif., March 9, 2012 - Green Dot Corporation (NYSE: GDOT), a provider of widely distributed, low-cost banking and payment solutions to a broad base of U.S. consumers, has entered into a definitive agreement to acquire Loopt, Inc., of Mountain View, California. The transaction is expected to close by the end of the first quarter of 2012 and is subject to regulatory approvals and other closing conditions.
The acquisition of Loopt will provide Green Dot with a number of key strategic benefits that are expected to a) improve customer acquisition and retention of its current prepaid debit card products, b) drive the adoption of new banking and payment products targeted to new segments of consumers, and c) provide the opportunity for Green Dot to become a leader in mobile wallets, rewards and payment solutions at retailers nationwide.  Furthermore, Loopt holds several patents that are applicable to mobile marketing in the context of location-based messaging delivered real-time to a mobile handset. Green Dot believes that these patents will be important strategic assets as it pursues its mobile business opportunities.
"We believe that mobile phones have the potential to change the way people interact with their bank, control their money and pay for goods and services,” said Steve Streit, Chairman and CEO of Green Dot. "Loopt has innovative mobile technology, market leading mobile programming capabilities and compelling intellectual property. Meanwhile, Green Dot has a large customer base, a robust enterprise-level financial services infrastructure and retail point-of-sale financial transaction capabilities deployed at major retailers nationwide. When Loopt's assets are layered into Green Dot's platform, we believe that a significant opportunity emerges for Green Dot to become a large-scale player in mobile technology solutions at the retail point of sale."
Loopt co-founder and CEO Sam Altman stated, “It's been exhilarating to see mobile become such a critical part of our collective daily lives. As this technology truly reaches the masses, I believe we're going to see the banking and payments industry fundamentally reshaped in a way that's better for everyone. My team and I look forward to being part of this transformation and are eager to bring cutting edge mobile banking and payment solutions to Green Dot's retail partners and Green Dot's millions of current and future customers."
Upon closing of the transaction, Loopt's current headquarters in Mountain View, California will become the new Silicon Valley hub for Green Dot's mobile technology and product development team.
Green Dot will pay total consideration of $43.4 million in cash for the company, which includes approximately $9.8 million to be set aside as a retention pool for key Loopt employees. Green Dot expects this transaction will result in approximately $14 million of incremental operating expenses during the remainder of this year which will reduce the Company's previously guided 2012 full year adjusted EBITDA  accordingly.  This amount includes the above mentioned retention payments, ongoing salaries and benefits for retained Loopt employees, wind-down expenses of current Loopt services and other expenses associated with the costs of integrating Loopt's technology into Green Dot's operating infrastructure.